                                                                    EXHIBIT 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tower Automotive, Inc.:

     We have audited the accompanying consolidated balance sheets of Tower Automotive, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tower Automotive, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                  ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 25, 2000

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
                                       ASSETS

Current Assets:
  Cash and cash equivalents.................................  $    3,617   $    3,434
  Accounts receivable.......................................     353,351      239,888
  Inventories...............................................     110,897       76,913
  Prepaid tooling and other.................................      90,191      115,859
                                                              ----------   ----------
          Total current assets..............................     558,056      436,094
                                                              ----------   ----------
Property, Plant and Equipment, net..........................   1,075,861      821,873
Restricted Cash.............................................          --        2,677
Investments in Joint Ventures...............................     290,705      209,625
Goodwill, net of accumulated amortization of $33,079 and
  $20,308...................................................     585,109      421,700
Other Assets, net of accumulated amortization of $10,155 and
  $7,123....................................................      42,819       44,198
                                                              ----------   ----------
                                                              $2,552,550   $1,936,167
                                                              ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Current maturities of long-term debt and capital lease
     obligations............................................  $   13,876   $   18,191
  Accounts payable..........................................     276,673      214,194
  Accrued liabilities.......................................     140,567       96,773
                                                              ----------   ----------
          Total current liabilities.........................     431,116      329,158
                                                              ----------   ----------
Long-Term Debt, net of current maturities...................     699,678      316,579
Obligations Under Capital Leases, net of current
  maturities................................................      21,543       25,770
Convertible Subordinated Notes..............................     200,000      200,000
Deferred Income Taxes.......................................      50,736       20,376
Other Noncurrent Liabilities................................     163,592      178,738
                                                              ----------   ----------
          Total noncurrent liabilities......................   1,135,549      741,463
                                                              ----------   ----------
Commitments and Contingencies (Notes 3, 5 and 10)
Mandatorily Redeemable Trust Convertible Preferred
  Securities................................................     258,750      258,750
Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares
     authorized; no shares issued or outstanding............          --           --
  Common stock, par value $.01; 200,000,000 shares
     authorized; 46,879,454 and 46,281,880 shares issued and
     outstanding............................................         469          463
  Additional paid-in capital................................     437,210      426,471
  Retained earnings.........................................     294,522      177,434
  Warrants to acquire common stock..........................       2,000        2,000
  Deferred Income Stock Plan................................      (4,484)          --
  Accumulated other comprehensive income -- cumulative
     translation adjustment.................................      (2,582)         428
                                                              ----------   ----------
          Total stockholders' investment....................     727,135      606,796
                                                              ----------   ----------
                                                              $2,552,550   $1,936,167
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                YEARS ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1999          1998          1997
                                                         ----------    ----------    ----------
Revenues...............................................  $2,170,003    $1,836,479    $1,235,829
Cost of sales..........................................   1,823,103     1,562,167     1,058,720
                                                         ----------    ----------    ----------
  Gross profit.........................................     346,900       274,312       177,109
Selling, general and administrative expenses...........     105,950        85,169        57,869
Amortization expense...................................      15,803        13,472         9,537
                                                         ----------    ----------    ----------
  Operating income.....................................     225,147       175,671       109,703
Interest expense.......................................      39,491        42,506        36,651
Interest income........................................      (1,510)       (2,188)       (7,689)
                                                         ----------    ----------    ----------
  Income before provision for income taxes, equity in
     earnings of joint ventures and minority
     interest..........................................     187,166       135,353        80,741
Provision for income taxes.............................      74,866        54,143        32,290
                                                         ----------    ----------    ----------
  Income before equity in earnings of joint ventures
     and minority interest.............................     112,300        81,210        48,451
Equity in earnings of joint ventures...................      15,268        12,708           227
Minority interest -- dividends on trust preferred
  securities, net......................................     (10,480)       (5,878)           --
                                                         ----------    ----------    ----------
  Income before extraordinary item.....................     117,088        88,040        48,678
Extraordinary loss on early extinguishment of debt,
  net..................................................          --            --         2,434
                                                         ----------    ----------    ----------
  Net income...........................................  $  117,088    $   88,040    $   46,244
                                                         ==========    ==========    ==========
Basic earnings per share (Note 3):
  Income before extraordinary loss.....................  $     2.50    $     1.91    $     1.20
  Extraordinary loss...................................          --            --          (.06)
                                                         ----------    ----------    ----------
          Net income...................................  $     2.50    $     1.91    $     1.14
                                                         ==========    ==========    ==========
Diluted earnings per share (Note 3):
  Income before extraordinary loss.....................  $     2.10    $     1.68    $     1.14
  Extraordinary loss...................................          --            --          (.05)
                                                         ----------    ----------    ----------
          Net income...................................  $     2.10    $     1.68    $     1.09
                                                         ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           WARRANTS TO   DEFERRED    ACCUMULATED
                                COMMON STOCK       ADDITIONAL                ACQUIRE      INCOME        OTHER           TOTAL
                             -------------------    PAID-IN     RETAINED     COMMON       STOCK     COMPREHENSIVE   STOCKHOLDERS'
                               SHARES     AMOUNT    CAPITAL     EARNINGS      STOCK        PLAN        INCOME        INVESTMENT
                             ----------   ------   ----------   --------   -----------   --------   -------------   -------------
BALANCE, DECEMBER 31,
  1996.....................  28,567,586    $286     $136,441    $ 43,150     $2,000      $    --       $    --        $181,877
Conversion of Edgewood
  notes....................     225,502       2          682          --         --           --            --             684
Exercise of options........      52,600       1          234          --         --           --            --             235
Sales of stock under
  Employee Stock Discount
  Purchase Plan............     129,802       1        1,575          --         --           --            --           1,576
Collection of common stock
  subscriptions
  receivable...............          --      --           78          --         --           --            --              78
Public offering of common
  stock, net...............  17,000,000     170      284,393          --         --           --            --         284,563
Net income.................          --      --           --      46,244         --           --            --
Other comprehensive
  income -- foreign
  currency translation
  adjustment...............          --      --           --          --         --           --            22
Total comprehensive
  income...................                                                                                             46,266
                             ----------    ----     --------    --------     ------      -------       -------        --------
BALANCE, DECEMBER 31,
  1997.....................  45,975,490     460      423,403      89,394      2,000           --            22         515,279
Conversion of Edgewood
  notes....................      62,000       1          188          --         --           --            --             189
Exercise of options........     112,300       1          467          --         --           --            --             468
Sales of stock under
  Employee Stock Discount
  Purchase Plan............     132,090       1        2,344          --         --           --            --           2,345
Collection of common stock
  subscriptions
  receivable...............          --      --           69          --         --           --            --              69
Net income.................          --      --           --      88,040         --           --            --
Other comprehensive
  income -- foreign........                                                      --           --            --
  currency translation
    adjustment.............          --      --           --          --         --           --           406
Total comprehensive
  income...................                                                                                             88,446
                             ----------    ----     --------    --------     ------      -------       -------        --------
BALANCE, DECEMBER 31,
  1998.....................  46,281,880     463      426,471     177,434      2,000           --           428         606,796
Conversion of Edgewood
  notes....................     250,000       3          755          --         --           --            --             758
Exercise of options........     125,000       1          996          --         --           --            --             997
Sales of stock under
  Employee Stock Discount
  Purchase Plan............     222,574       2        3,579          --         --           --            --           3,581
Deferred Income Stock
  Plan.....................          --      --        4,484          --         --       (4,484)           --              --
Non-employee options
  grant....................          --      --          897          --         --           --            --             897
Collection of common stock
  subscriptions
  receivable...............          --      --           28          --         --           --            --              28
Net income.................          --      --           --     117,088         --           --            --
Other comprehensive
  income -- foreign
  currency translation
  adjustment...............          --      --           --          --         --           --        (3,010)
Total comprehensive
  income...................                                                                                            114,078
                             ----------    ----     --------    --------     ------      -------       -------        --------
BALANCE, DECEMBER 31,
  1999.....................  46,879,454    $469     $437,210    $294,522     $2,000      $(4,484)      $(2,582)       $727,135
                             ==========    ====     ========    ========     ======      =======       =======        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------
                                                              1999          1998          1997
                                                           -----------   -----------   -----------
OPERATING ACTIVITIES:
  Net income.............................................  $   117,088   $    88,040   $    46,244
  Adjustments required to reconcile net income to net
     cash provided by operating activities-
     Depreciation and amortization.......................      111,611        87,372        47,966
     Deferred income tax provision.......................       45,528        37,847        24,980
     Extraordinary loss on extinguishment of debt........           --            --         2,434
     Change in other operating items:
       Accounts receivable...............................      (73,903)       (5,808)      (32,620)
       Inventories.......................................       (9,340)         (728)       13,052
       Prepaid tooling and other.........................       52,270       (36,509)       (8,122)
       Accounts payable and accrued liabilities..........       40,491        71,017        31,765
       Other assets and liabilities......................      (56,474)      (20,133)      (24,795)
                                                           -----------   -----------   -----------
          Net cash provided by operating activities......      227,271       221,098       100,904
                                                           -----------   -----------   -----------
INVESTING ACTIVITIES:
  Capital expenditures, net..............................     (197,315)     (185,138)     (117,379)
  Acquisitions, net of cash acquired.....................     (320,662)      (61,939)     (765,063)
  Acquisition of joint venture interests and other.......      (83,862)      (62,437)     (127,438)
  Net proceeds from sale of Hinge Business...............           --        36,888            --
  Change in restricted cash..............................        2,677         5,225         2,931
                                                           -----------   -----------   -----------
          Net cash used for investing activities.........     (599,162)     (267,401)   (1,006,949)
                                                           -----------   -----------   -----------
FINANCING ACTIVITIES:
  Proceeds from borrowings...............................    2,208,667     1,245,165     1,122,044
  Repayments of debt.....................................   (1,841,229)   (1,448,430)     (733,191)
  Net proceeds from issuance of common stock.............        4,636         2,883       285,457
  Net proceeds from issuance of convertible debt.........           --            --       194,892
  Net proceeds from issuance of preferred securities.....           --       249,713            --
  Cash portion of extraordinary loss on extinguishment of
     debt................................................           --            --        (3,010)
  Other, net.............................................           --           406           257
                                                           -----------   -----------   -----------
          Net cash provided by financing activities......      372,074        49,737       866,449
                                                           -----------   -----------   -----------
NET CHANGE IN CASH AND CASH EQUIVALENTS..................          183         3,434       (39,596)
CASH AND CASH EQUIVALENTS, beginning of period...........        3,434            --        39,596
                                                           -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period.................  $     3,617   $     3,434   $        --
                                                           ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for --
     Interest, net of amounts capitalized................  $    36,023   $    41,390   $    25,394
                                                           ===========   ===========   ===========
     Income taxes........................................  $    17,136   $     4,420   $    10,661
                                                           ===========   ===========   ===========
NON CASH FINANCING ACTIVITIES:
  Notes payable converted to common stock................  $       755   $       188   $       682
                                                           ===========   ===========   ===========
  Non-employee options grant.............................  $       897   $        --   $        --
                                                           ===========   ===========   ===========
  Deferred Income Stock Plan.............................  $     4,484   $        --   $        --
                                                           ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Tower Automotive, Inc. and subsidiaries (the "Company") produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry. The Company has facilities in the United States, Canada, Italy and Japan, in China through its joint venture investment in China (see Note 2), in Brazil through its joint venture investment in Caterina (see Note 5), in Mexico through its joint venture investment in Metalsa (see Note 5), and in Korea through its joint venture investment in Seojin (see Note 5).

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Tower Automotive, Inc. and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

     As part of the acquisition of Automotive Products Company ("APC") (see Note
5), the Company acquired a 60 percent joint venture interest to produce certain parts in China. This investment is accounted for using the equity method since all significant business decisions require the approval of 80 percent of the joint venture partners. The remaining 40 percent of the joint venture is owned by unrelated third parties. The Company's investments in Metalsa, Caterina, and Seojin are also accounted for using the equity method.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at cost which approximates fair value.

  Inventories

     Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

     Inventories consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
Raw materials...............................................  $ 47,231   $26,787
Work-in-process.............................................    34,143    27,734
Finished goods..............................................    29,523    22,392
                                                              --------   -------
                                                              $110,897   $76,913
                                                              ========   =======

  Customer Tooling and Other Design Costs

     Customer tooling represents costs incurred by the Company in the development of new tooling used in the manufacture of the Company's products. Once customer approval is obtained for the manufacture of a new product, the Company is reimbursed by its customers for the cost of certain of the tooling, at which time the tooling becomes the property of the customers.

     In addition, the Company has certain other tooling and design costs related to previously proven product designs which are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related product. Amounts capitalized and included in other assets were $8.7 million at December 31, 1999 and $5.6 million at December 31, 1998. If the Company

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently.

  Property, Plant and Equipment

     Property, plant and equipment consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1999        1998
                                                              ----------   ---------
Land........................................................  $    6,932   $   5,872
Buildings and improvements..................................     212,508     144,797
Machinery and equipment.....................................     927,335     656,189
Construction in progress....................................     160,959     151,080
                                                              ----------   ---------
                                                               1,307,734     957,938
Less-Accumulated depreciation...............................    (231,873)   (136,065)
                                                              ----------   ---------
Net property, plant and equipment...........................  $1,075,861   $ 821,873
                                                              ==========   =========

     Property, plant and equipment acquired in the acquisitions discussed in
Note 5 was recorded at its fair value, determined based on appraisals, as of the respective acquisition dates. Additions to property, plant and equipment following the acquisitions are stated at cost. For financial reporting purposes, depreciation and amortization are provided using the straight-line method over the following estimated useful lives:

Buildings and improvements...........................   15 to 40 years
Machinery and equipment..............................   3 to 20 years

     Accelerated depreciation methods are used for tax reporting purposes.

     Interest is capitalized during the construction of major facilities and is amortized over their estimated useful lives. Interest of $6.9 million was capitalized during the year ended December 31, 1999, $3.7 million was capitalized during the year ended December 31, 1998, and $3.4 million during the year ended December 31, 1997.

     Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the related item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values after considering proceeds are charged or credited to income.

  Other Assets

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Debt issue costs are amortized on a straight-line basis over the term of the related obligations.

     The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets were not recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

  Fair Value of Financial Instruments

     The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The fair value of the Company's Convertible Subordinate Notes and Preferred Securities, based on Portal market quote activity as of year end, approximated carrying value.

     During 1997, the Company entered into interest rate swap contracts to hedge against interest rate exposures on certain floating-rate indebtedness. These contracts, which were to expire in November 2002, had the effect of converting the floating-rate interest related to a notional amount of $300 million of borrowings outstanding under the revolving credit facility into a fixed-rate of approximately 6.75 percent. The interest rate swap contract was executed to balance the Company's fixed-rate and floating-rate debt portfolios. During June of 1999, the Company terminated its position in the interest rate swap contracts resulting in a gain of $0.5 million.

     During the fourth quarter of 1997, the Company entered into an interest rate contract in a notional amount of $75 million in anticipation of financing that did not materialize. Accordingly, the Company adjusted the interest rate contract to market as of December 31, 1998 and 1997. The write-down to fair value of approximately $6.4 million and $2.0 million, respectively, was recorded as expense in the accompanying consolidated statements of operations. During the first quarter of 1999, the Company settled the $75 million contract with a cash payment of approximately $7.0 million.

  Revenue Recognition and Sales Commitments

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements to produce products for its customers at the beginning of a given vehicle's life. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of three to ten years and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to it customers. Losses are discounted at 4 percent and are estimated based upon information available at the time of the estimate, including future production volume estimates, length of the program and selling price and production cost information.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

  Comprehensive Income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. The Company has

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
chosen to disclose comprehensive income in the consolidated statements of stockholders' investment and prior years have been restated.

  Segment Reporting

     During 1998, the Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 8).

  Stock Options

     The Company accounts for stock options under the provisions of Accounting Principles Board opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted to employees. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in
Note 3. The Company may also grant stock options to outside consultants and directors. The fair value of these option grants are expensed as of the grant date based on the Black-Scholes valuation model.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

  Foreign Currency Translation

     Assets and liabilities of the Company's foreign operations are translated into U.S. dollars using the year-end rates of exchange. Results of operations are translated at average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of accumulated other comprehensive income in the accompanying consolidated statements of stockholders' investment.

  Recently Issued Accounting Pronouncements

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, becomes effective for the years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains or losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impact of adopting SFAS No. 133 and 137, and has not yet determined the timing of adoption.

     In April 1998, the Financial Accounting Standards Board issued Statement of Position (SOP) No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The Company's adoption of SOP 98-5

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
during the first quarter of 1999 did not materially affect the consolidated results of operations or the financial position of the Company.

3. STOCKHOLDERS' INVESTMENT

  Stock Split

     On May 19, 1998, the Company's Board of Directors approved a two-for-one stock split, which was effected as a stock dividend. On July 15, 1998, stockholders were issued one additional share of common stock for each share of common stock held on the record date of June 30, 1998. All references to the number of common shares and per share amounts have been adjusted to reflect the stock split on a retroactive basis.

  Public Offerings of Common Stock

     During 1997, the Company issued 17,000,000 shares of Common Stock in a public offering at an offering price of $17.50 per share (the "Offering"). Net proceeds to the Company, after underwriting discounts and offering expenses, were approximately $285 million. Proceeds from the Offering were used by the Company to partially fund the acquisition of APC.

  Earnings Per Share

     Basic earnings per share were computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share were determined on the assumptions: (i) the Edgewood notes were converted at the beginning of the respective periods, (ii) the Convertible Subordinated Notes were converted upon issuance on July 29, 1997, (iii) the Preferred Securities (as defined in Note 4) were converted upon issuance on June 9, 1998, and (iv) the Deferred Income Stock Plan (see below) share purchase were issued on March 31, 1999 (in thousands, except per share data):

                                                             YEARS ENDED DECEMBER 31,
                                                           -----------------------------
                                                             1999       1998      1997
                                                           --------   --------   -------
Net income...............................................  $117,088   $ 88,040   $46,244
Interest expense on Edgewood notes, net of tax...........        33         60       104
Interest expense on Convertible Subordinated Notes, net
  of tax.................................................     6,508      6,508     2,834
Dividends on Preferred Securities, net of tax............    10,480      5,878        --
                                                           --------   --------   -------
Net income applicable to common stockholders --diluted...  $134,109   $100,486   $49,182
                                                           ========   ========   =======
Weighted average number of common shares outstanding.....    46,751     46,204    40,720
Dilutive effect of outstanding stock options and warrants
  after application of the treasury stock method.........       560        504       498
Dilutive effect of Edgewood notes, assuming conversion...       326        547       764
Dilutive effect of Deferred Income Stock Plan, assuming
  conversion.............................................       183         --        --
Dilutive effect of Convertible Subordinated Notes,
  assuming conversion....................................     7,729      7,729     3,220
Dilutive effect of Preferred Securities, assuming
  conversion.............................................     8,425      4,727        --
                                                           --------   --------   -------
Diluted shares outstanding...............................    63,974     59,711    45,202
                                                           ========   ========   =======
Basic earnings per share.................................  $   2.50   $   1.91   $  1.14
                                                           ========   ========   =======
Diluted earnings per share...............................  $   2.10   $   1.68   $  1.09
                                                           ========   ========   =======

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

  Stock Option Plan

     The Company sponsors the 1994 Key Employee Stock Option Plan (the "Stock Option Plan"), under which any person who is a full-time, salaried employee of the Company (excluding non-management directors) is eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options up to 3,000,000 shares of Common Stock at exercise prices equal to the stock market price on the date of grant to Employee Participants, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:

                                                                      WEIGHTED
                                                         WEIGHTED   AVERAGE FAIR
                                SHARES                   AVERAGE      VALUE OF     EXERCISABLE
                                 UNDER      EXERCISE     EXERCISE     OPTIONS       AT END OF
                                OPTION        PRICE       PRICE       GRANTED         YEAR
                               ---------   -----------   --------   ------------   -----------
Outstanding, Dec. 31, 1996...    496,500   $ 4.00-7.56    $ 6.02       $ 4.76         55,250
  Granted....................    382,500         18.94     18.94
  Granted....................      8,000         20.50     20.50
  Exercised..................    (52,600)    4.00-7.56      5.10
  Forfeited..................    (30,250)   4.00-18.94      8.56
                               ---------   -----------    ------
Outstanding, Dec. 31, 1997...    804,150    4.00-20.50     12.19        13.35        138,650
  Granted....................    666,000         22.97     22.97
  Granted....................      8,000         22.88     22.88
  Granted....................     20,000         25.75     25.75
  Granted....................    491,000        17.123     17.13
  Exercised..................   (112,300)   4.00-18.94      5.96
  Forfeited..................    (23,500)   4.00-22.97     18.93
                               ---------   -----------    ------
Outstanding, Dec. 31, 1998...  1,853,350    4.00-25.75     17.89        10.43        252,100
  Granted....................    795,500         19.25     19.25
  Exercised..................   (125,000)   4.00-18.94      8.54
  Forfeited..................    (81,000)   7.56-22.97     20.05
                               ---------   -----------    ------
Outstanding, Dec. 31, 1999...  2,442,850   $4.00-25.75    $13.07       $ 9.51        552,475
                               =========   ===========    ======

     The weighted average exercise price of options exercisable at end of year was $16.48 at December 31, 1999, $11.27 at December 31, 1998 and $5.48 at
December 31, 1997.

     All options granted in the stock option plan have a contractural life of 10 years from the date of grant.

     In March 1999, the Company's board of directors adopted and shareholders approved the Tower Automotive Inc. Long Term Incentive Plan ("Incentive Plan"). The Incentive Plan is designed to promote the long term success of the Company through stock based compensation by aligning the interests of participants with those of its stockholders. Eligible participants under the Incentive Plan include key company colleagues, directors, and outside consultants. Awards under the Incentive Plan may include stock options, stock appreciation rights, performance shares, and other stock based awards. The Incentive Plan provides for the issuance of up to 3,000,000 shares of common stock. A committee of the board of directors is responsible

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES
for administration, participant selection, and determination of terms and conditions of the Incentive Plant. Information regarding of terms and conditions of the Incentive Plan is as follows:

                                                                      WEIGHTED
                                                        WEIGHTED    AVERAGE FAIR
                           SHARES                       AVERAGE       VALUE OF      EXERCISABLE
                            UNDER                       EXERCISE      OPTIONS        AT END OF
                           OPTION     EXERCISE PRICE     PRICE        GRANTED          YEAR
                           -------    --------------    --------    ------------    -----------
Granted..................  405,000     $      19.25      $19.25
Granted..................  121,490            26.81       26.81
                           -------     ------------      ------
Outstanding at Dec. 31,
  1999...................  526,490     $19.25-26.81      $20.99        $9.08            --
                           =======     ============      ======

     Options granted in 1999 have a remaining contractual life of 5 to 10 years. No options issued under the Incentive Plan were exercisable as of December 31, 1999.

  Independent Director Stock Option Plan:

     In February 1996, the Company's board of directors approved the Tower Automotive, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 200,000 shares of the Company's Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least equal to the fair value of the Common Stock at the time the option is issued. Vesting is determined by the board of directors at the date of grant and in no event can be less than six months from the date of grant. Information regarding the Director Option Plan is as follows:

                                                    WEIGHTED       WEIGHTED
                          SHARES                    AVERAGE      AVERAGE FAIR      EXERCISABLE
                           UNDER      EXERCISE      EXERCISE       VALUE OF         AT END OF
                          OPTION        PRICE        PRICE      OPTIONS GRANTED       YEAR
                          -------    -----------    --------    ---------------    -----------
Outstanding, Dec. 31,
  1996..................   45,000    $      7.56     $ 7.56          $4.26               --
  Granted...............   60,000          18.94      18.94
                          -------    -----------     ------
Outstanding, Dec. 31,
  1997..................  105,000     7.56-18.94      14.06           7.77           15,000
  Granted...............   18,000          22.97      22.97
                          -------    -----------     ------
Outstanding, Dec. 31,
  1998..................  123,000     7.56-22.97      15.37           8.38           49,800
  Granted...............   40,000          19.25      19.25
                          -------    -----------     ------
Outstanding, Dec. 31,
  1999..................  163,000    $7.56-22.97     $16.32          $8.70           90,600
                          =======    ===========     ======

     The weighted average exercise price of options exercisable under the Director Option Plan was $13.56 at December 31, 1999, $12.09 at December 31, 1998 and $7.56 at December 31, 1997.

  Employee Stock Purchase Plan

     The Company also sponsors an employee stock discount purchase plan which provides for the sale of up to 1,000,000 shares of the Company's Common Stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85 percent of the market value of the Company's Common Stock at the date of purchase, as defined. During the year ended December 31, 1999, 222,574 shares of Common Stock were issued to employees pursuant to this plan, 132,090 shares of Common Stock were issued during the year ended December 31, 1998, and 129,802 shares of Common Stock were issued during the year ended December 31, 1997. The weighted average fair value of shares sold in 1999, 1998 and 1997 were $16.09, $17.76, and $12.10, respectively.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

  Deferred Income Stock Plan

     During 1999, the Company established the Tower Automotive, Inc. Key Leadership Deferred Income Stock Purchase Plan (the "Deferred Income Stock Plan"), which allows certain colleagues to defer receipt of all or a portion of their annual cash bonus. The Company makes a matching contribution of one-third of the colleague's deferral. The Company matching contribution vests on the first day of the third plan year following the date of the colleague's deferral. In accordance with the terms of the plan, the colleague's deferral and Company's matching contribution have been placed in a "Rabbi" trust, which invests solely in the Company's Common Stock. This trust arrangement offers the colleague a degree of assurance for ultimate payment of benefits without causing constructive receipt for income tax purposes. Distributions to the colleague from the trust can only be made in the form of the Company's Common Stock. The assets in the trust remain subject to the claims of creditors of the Company and are not the property of the colleague; therefore, they are included as a separate component of stockholders' investment under the caption Deferred Income Stock Plan.

  Stock-Based Compensation Plans

     As discussed above, the Company has three stock option plans: the Stock Option Plan, the Long Term Incentive Plan and the Independent Director Stock Option Plan. Additionally the Company has two stock purchase plans: the Employee Stock Purchase Plan and the Deferred Income Stock Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized for employee groups eligible for the plans. Had compensation cost for these plans been determined as required under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                           1999      1998      1997
                                                         --------   -------   -------
Net income
  As Reported..........................................  $117,088   $88,040   $46,244
  Pro Forma............................................   109,003    86,787    45,722
Basic earnings per share
  As Reported..........................................  $   2.50   $  1.91   $  1.14
  Pro Forma............................................      2.33      1.88      1.12
Diluted earnings per share
  As Reported..........................................  $   2.10   $  1.68   $  1.09
  Pro Forma............................................      1.97      1.66      1.08

     The effect of the stock issued under the Employee Stock Purchase Plan was not material for 1999, 1998 and 1997.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: Risk free interest rates of 4.54 percent in 1999, 4.81 percent to
5.75 percent in 1998, and 6.39 percent in 1997; expected life of seven years for 1999, 1998 and 1997; expected volatility of 40 percent in 1999, 37 percent to 40 percent in 1998, and 67 percent in 1997; expected dividends of zero.

  Other Common Stock Equivalents

     In connection with the acquisition of Edgewood Tool and Manufacturing Company ("Edgewood") in May 1994, the Company issued options to acquire 205,968 shares of Common Stock at an exercise price of $3.28 per share. These options are fully exercisable through 2004. As of December 31, 1999, all of these options were exercisable.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     In connection with the acquisition of MSTI in May 1996, the Company issued warrants to MascoTech to acquire 400,000 shares of Common Stock at an exercise price of $9 per share. The warrants expire in 2006.

     In addition, the Company has Convertible Subordinated Notes outstanding as discussed in Note 6, and Convertible Preferred Securities as discussed in Note 4.

  Dividends

     The Company has not declared or paid any cash dividends in the past. As discussed in Note 6, the Company's debt agreements restrict the amount of dividends the Company can declare or pay. As of December 31, 1999, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

4. MANDATORILY REDEEMABLE TRUST CONVERTIBLE PREFERRED SECURITIES

     On June 9, 1998, Tower Automotive Capital Trust (the "Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $258.8 million of its 6 3/4 percent Trust Convertible Preferred Securities ("Preferred Securities"), resulting in net proceeds of approximately $249.7 million. The Preferred Securities are redeemable, in whole or in part, on or after June 30, 2001 and all Preferred Securities must be redeemed no later than June 30, 2018. The Preferred Securities are convertible, at the option of the holder, into common stock of the Company at a rate of 1.6280 shares of common stock for each Preferred Security, which is equivalent to a conversion price of $30.713 per share. The net proceeds of the offering were used to repay outstanding indebtedness. Minority interest reflected in the accompanying consolidated statements of operations represents dividends on the Preferred Securities at a rate of 6 3/4 percent, net of income tax benefits at the Company's incremental tax rate of 40 percent.

     No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in 6 3/4 percent Convertible Subordinated Debentures due June 30, 2018 issued by the Company and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

5. ACQUISITIONS, INVESTMENT IN JOINT VENTURES AND DIVESTITURE

     On July 29, 1999, the Company acquired all of the outstanding stock of Active Tool Corporation and Active Products Corporation (collectively, "Active") for total approximate consideration of $315 million. Active, which has five facilities, designs and produces a variety of large unexposed structural stampings, exposed surface panels, and modules to the North American automotive industry. Active's main customers include DaimlerChrysler, Ford, General Motors, and Saturn. Products offered by Active include body sides, pickup box sides, fenders, floor pan assemblies, door panels, pillars, and heat shields. The acquisition of Active enhances the Company's ability to manufacture large and complex structures, as well as exposed surface panels. The acquisition was financed under the Company's revolving credit facility.

     Effective July 1, 1998, the Company acquired IMAR, s.r.l. ("IMAR") and OSLAMT S.p.A. ("OSLAMT"). IMAR designs and manufactures structural parts and assemblies from two facilities in Italy, primarily for Fiat. OSLAMT designs and manufactures tools and assemblies for the automotive market from its facility in Turin, Italy. The purchase price consisted of approximately $32.5 million in cash plus the assumption of approximately $17 million of indebtedness, and an additional $15 million for achieving certain operating targets subsequent to the acquisition.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     On May 9, 1997, the Company acquired all of the outstanding common stock of Societa Industria Meccanica e Stampaggio S.p.A. ("SIMES"). SIMES designs and manufactures structural metal components from two facilities in Italy, principally for Fiat. The purchase price, which consisted of $50.7 million in cash, was financed with borrowings under the Company's revolving credit facility. The Company also paid an additional $3 million for meeting certain operating performance targets subsequent to the acquisition.

     On April 18, 1997, the Company acquired and assumed substantially all of the assets and liabilities of APC, a division of A.O. Smith Corporation. The aggregate purchase price consisted of approximately $700 million in cash and was financed with the proceeds from the Offering and borrowings under the new credit facility (see Note 6). APC designs and manufactures frames, frame components, engine cradles, suspension components and modules for the North American automotive and heavy truck industries.

     These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at fair value as of the dates of the acquisitions. The assets and liabilities of Active have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocations of the purchase price will be materially different than the preliminary allocations. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition.

     In conjunction with its acquisitions, the Company has established reserves for certain costs associated with facility shutdown and consolidation activities and for general and payroll related costs primarily for planned employee termination activities. As of December 31, 1998, approximately $21.1 million and $3.6 million were recorded for facility shutdown and payroll related costs, respectively. Additional reserves of $5.4 million related to facility shutdown costs and $8.7 million for payroll related costs were recorded for the year ended December 31, 1999. Costs incurred and charged to such reserves amounted to $2.5 million for facility shutdown costs and $5.2 million for payroll related termination costs during the year ended December 31, 1999. Additionally, as a result of revisions to acquisitions' restructuring plans, $10.2 million of facility related costs and $0.7 million of payroll related costs were reversed against goodwill in 1999. At December 31, 1999, liabilities for approximately $13.8 million for costs associated with facility shutdown and consolidation and $6.4 million of costs for planned employee termination activities remained. The timing of facility shutdown and consolidation activities has been adjusted to reflect customer concerns with supply interruption. These reserves have been utilized as originally intended and management believes the liabilities recorded for shutdown and consolidation activities are adequate but not excessive as of December 31, 1999.

     On October 29, 1999, the Company invested $21 million for new shares representing a 49 percent equity interest in Seojin Industrial Company Limited ("Seojin"). Seojin is a supplier of frames, modules and structural components to the Korean automotive industry. Total consideration for the equity interest was financed under the Company's revolving credit facility. In addition, the Company advanced $19 million to Seojin in exchange for variable rate convertible bonds (the "Bonds") due October 30, 2009. The Bonds are unsecured and rank equally with all other present and future obligations of Seojin. Interest on the Bonds is payable annually beginning October 30, 2000 and each October 30 thereafter until maturity. The Company has the right to convert the Bonds into common stock of Seojin any time on or after October 30, 2000. The conversion rate is based upon a predetermined formula that would increase the Company's equity interest to approximately 66 percent.

     On October 14, 1999, the Company loaned $30.0 million to J. L. French Automotive Castings, Inc., ("J.L. French") in exchange for a convertible subordinated promissory note due October 14, 2009. The note bears interest at
7.5 percent annually with interest payable on the last day of each calendar quarter beginning December 31, 1999. The Company can convert, at its option, any portion of the outstanding principal of the note into Class A Common Stock of J.L. French at a preset agreed upon conversion price.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     On March 11, 1998, the Company acquired a 40 percent equity interest in Metalurgica Caterina S.A. ("Caterina"), a supplier of structural stampings and assemblies to the Brazilian automotive market. In addition, the Company has the right to acquire the remaining 60 percent of the equity of Caterina for $66.0 million. This right continues until 90 days after December 31, 1999, at which time, Caterina may exercise a call option to repurchase Tower Automotive's 40 percent equity investment for $26.4 million. The call option remains in effect until March 31, 2001. The Company paid approximately $48 million for its initial equity interest which was financed with borrowings under the Company's revolving credit facility. This investment added Volkswagen and Mercedes-Benz as new customers in Brazil.

     On October 9, 1997, the Company became a 40 percent partner in Metalsa S. de R.L. ("Metalsa") with Promotora de Empresas Zano, S.A. de C.V. ("Proeza"). Metalsa is the largest supplier of vehicle frames and structures in Mexico. In addition, the parties have entered into a technology sharing arrangement that will enable both companies to utilize the latest available product and process technology. Metalsa is headquartered in Monterrey, Mexico and has manufacturing facilities in Monterrey and San Luis Potosi, Mexico. Metalsa's customers include Chrysler, General Motors, Ford, Nissan and Mercedes-Benz. In connection with this agreement, the Company paid $120 million to Proeza, with an additional amount of up to $45 million payable based upon future net earnings of Metalsa. Based upon Metalsa's 1998 net earnings, the Company paid Proeza approximately $9.0 million in additional consideration in the second quarter of 1999. Based upon Metalsa's 1999 net earnings, the Company paid approximately $7.9 million of additional consideration during the first quarter of 2000. The investment in Metalsa was financed with proceeds from borrowings under the Company's revolving credit facility.

     Summarized unaudited financial information for Metalsa and Caterina from the dates of their respective investment are as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Condensed Statements of Earnings
Revenues....................................................  $271,804   $269,280
Operating income............................................    56,733     60,047
                                                              --------   --------
Net income..................................................  $ 29,301   $ 28,972
                                                              ========   ========
Condensed Balance Sheets
Current assets..............................................  $ 88,329   $ 91,519
Noncurrent assets...........................................   158,933    126,336
                                                              --------   --------
                                                              $247,262   $217,855
                                                              ========   ========
Current liabilities.........................................  $ 52,345   $ 45,562
Noncurrent liabilities......................................    58,537     50,057
Stockholders' investment....................................   136,380    122,236
                                                              --------   --------
                                                              $247,262   $217,855
                                                              ========   ========

     On August 31, 1998, the Company sold its hinge business (the "Hinge Business") to Dura Automotive Systems, Inc. for net proceeds of approximately $36.9 million which approximated the book value of the net assets sold. The net proceeds were used to repay outstanding indebtedness under the revolving credit facility. The results of operations of the Hinge Business are not significant to the operating results of the Company as a whole and have, therefore, been excluded from the pro forma adjustments.

     The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1999 give effect to the following as if they were completed at the beginning of the year (i) the acquisition of Active, (ii) the investment in Seojin, and (iii) the $325 million term loan add on facility

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

(Note 6). The accompanying unaudited consolidated pro forma results of operations for the year ended December 31, 1998 give effect to the transactions described above and the following as if they had been completed at the beginning of the year, plus: (i) the acquisitions of IMAR and OSLAMT; (ii) the investment in Caterina; and (iii) the issuance of the Preferred Securities. The unaudited pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred at such date or to project the Company's results of future operations (in thousands, except per share data):

                                                              PRO FORMA FOR THE YEARS
                                                                ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------   ----------
Revenues....................................................  $2,363,925   $1,867,543
Net income..................................................  $  126,039   $   84,582
Basic earnings per share....................................  $     2.69   $     1.83
Diluted earnings per share..................................  $     2.24   $     1.60

6. LONG-TERM DEBT:

     Long-term debt consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revolving credit facility, due April 2003, interest at prime or LIBOR plus a margin ranging from 17 to 50 basis points
  (6.7 percent at December 31, 1999 and 5.785 percent at
  December 31, 1998)........................................  $245,700   $190,000
Revolving credit facility, due April 2003, foreign currency
  annex (3.80 percent at December 31, 1999 and 3.711 percent
  at December 31, 1998).....................................    75,979     67,563
Term credit facility, due in eight equal repayments
  beginning September 2000 to June 2004. Interest at LIBOR
  or preference rate plus margin from 0 to 200 basis points
  (7.13 percent at December 31, 1999).......................   324,210         --
Industrial development revenue bonds, due in lump sum
  payments in June 2024 and March 2025, interest payable
  monthly at a rate adjusted Weekly by the bond remarketing
  agent (6.55 percent at December 31, 1999 and 5.58 percent
  at December 31, 1998).....................................    43,765     43,765
Convertible Edgewood notes, due May 2003, interest at 5.75
  percent Payable quarterly.................................       878      1,636
Italian stand alone borrowings, due on demand, interest set
  at borrowing (4.47 percent at December 31, 1998)..........        --     10,889
Other.......................................................    11,644     16,412
                                                              --------   --------
                                                               702,176    330,265
Less-Current maturities.....................................    (2,498)   (13,686)
                                                              --------   --------
                                                              $699,678   $316,579
                                                              ========   ========

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     Future maturities of long-term debt as of December 31, 1999 are as follows (in thousands):

2000......................................................  $  2,498
2001......................................................        --
2002......................................................    81,053
2003......................................................   484,662
2004......................................................    81,053
Thereafter................................................    52,910
                                                            --------
                                                            $702,176
                                                            ========

     The Company has a Credit Agreement, as defined, which includes a revolving credit facility that provides for borrowings of up to $750 million on an unsecured basis with a letter of credit sublimit of $75 million. In addition, under the terms of the revolving credit facility, the equivalent of up to $85 million in borrowings can be denominated in foreign currency. As of December 31, 1999, approximately $76 million of the outstanding borrowings are denominated in Italian lira. The amount available under the revolving credit facility reduces to $675 million in April 2000, $600 million in April 2001 and $500 million in April 2002. The Credit Agreement has a final maturity of April 2003. Interest on the credit facility is at the prime rate or LIBOR plus a margin ranging from 17 to 50 basis points depending upon the ratio of the consolidated indebtedness of the Company to its total capitalization. The weighted average interest rate for such borrowings was 6.0 percent for the year ended December 31, 1999.

     On August 23, 1999, the Company amended and restated its Credit Agreement to include a term loan add on facility of $325 million. The weighted average interest rate for the term loan facility was 7.4 percent for the twelve months ending December 31, 1999. The proceeds from the term facility were used to repay outstanding indebtedness under the revolving facility incurred in connection with the acquisition of Active on July 29, 1999.

     The Credit Agreement requires the Company to meet certain financial tests, including but not limited to a minimum interest coverage, maximum debt/capital, maximum leverage and maximum senior leverage ratio.

     The Credit Agreement also contains certain negative covenants that restrict, among other things, the ability of the Company to: (i) incur any liens and other encumbrances; (ii) sell, assign, lease or transfer assets; (iii) consolidate or merge with another person; (iv) make loan or make any investment in any person; (v) incur any additional indebtedness; (vi) engage in transactions with affiliates; (vii) incur any contingent obligations; (viii) enter into any joint venture; (ix) enter into any obligations for the payment of rent for any property under a lease or agreement to lease; declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any subordinated indebtedness or any shares of its capital stock; (x) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any employee benefit plan qualified under ERISA which has resulted or could reasonably be expected to result in liability in an aggregate amount in excess of 10 percent of the Company's tangible net worth; and (xi) engage in any material line of business substantially different from their existing lines of business. As of December 31, 1999 and 1998, the Company was in compliance with all debt covenants.

     In July 1997, the Company completed the offering of $200 million of Convertible Subordinated Notes (the "Notes"). The Notes bear interest at 5 percent, are unsecured, due on August 1, 2004 and are convertible into Common Stock at a conversion price of $25.88 per share. The Company may make optional redemptions of the Notes after August 1, 2000 at amounts ranging from 102.857 percent to 100.714 percent of face value. In the event of a change in control (as defined) the holders of the Notes may require the Company to redeem the Notes at face value plus accrued interest. Proceeds from the Notes were used to repay outstanding indebtedness under the revolving credit facility.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     In 1994 and 1995, the Company issued $25.0 million and $20.0 million, respectively, of industrial development revenue bonds related to the construction and equipping of a manufacturing facility in Bardstown, Kentucky. The bonds are collateralized by letters of credit. The undisbursed proceeds from these bonds are invested in treasury securities and reflected as restricted cash in the accompanying consolidated balance sheets. As of December 31, 1999, there remained no undisbursed proceeds from these bonds.

7. INCOME TAXES:

     The income tax provision consisted of the following (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
Currently payable.......................................  $29,338   $16,296   $ 7,310
Deferred income tax provision...........................   45,528    37,847    24,980
                                                          -------   -------   -------
          Total.........................................  $74,866   $54,143   $32,290
                                                          =======   =======   =======

     The deferred income tax provision consisted of the following (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
Depreciation lives and methods..........................  $53,463   $41,305   $24,893
Accrued compensation costs..............................      902        74    (1,539)
Other reserves and accruals.............................   (8,837)   (3,532)    1,626
                                                          -------   -------   -------
          Net deferred income tax provision.............  $45,528   $37,847   $24,980
                                                          =======   =======   =======

     A reconciliation of income taxes computed at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998      1997
                                                          -------   -------   -------
Taxes at federal statutory rates........................  $65,508   $47,438   $28,339
State income taxes, net of federal benefit..............    4,940     3,692     2,227
Effect of permanent differences, primarily goodwill
  amortization..........................................    4,418     3,013     1,724
                                                          -------   -------   -------
          Provision for income taxes....................  $74,866   $54,143   $32,290
                                                          =======   =======   =======

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     A summary of deferred income tax assets (liabilities) is as follows (in thousands):

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
Current deferred tax assets:
  Accrued compensation costs................................  $   4,709   $   7,927
  Inventory valuation adjustments...........................      2,120       2,971
  Other reserves and accruals not currently deductible for
     tax purposes...........................................     12,424       3,140
                                                              ---------   ---------
          Net current deferred tax assets...................  $  19,253   $  14,038
                                                              =========   =========
Noncurrent deferred tax assets (liabilities):
  Depreciation lives and methods............................  $(145,366)  $(100,984)
  Postretirement benefit obligations........................     42,153      39,429
  Other reserves and accruals not currently deductible for
     tax purposes...........................................     52,477      41,179
                                                              ---------   ---------
          Net noncurrent deferred tax liabilities...........  $ (50,736)  $ (20,376)
                                                              =========   =========

     The Company has an alternative minimum tax ("AMT") credit carryforward of approximately $24 million which can be used to offset regular income taxes payable in future years. The AMT credit has an indefinite carryforward period.

     The Company has not recorded deferred income taxes applicable to undistributed earnings of its foreign joint venture operations as all such earnings are deemed to be indefinitely reinvested in those operations. If the earnings of such joint ventures were not indefinitely reinvested, a deferred liability would have been required which would not have been material as of December 31, 1999 or 1998. Undistributed amounts, if remitted in the future, may not result in additional U.S. income taxes because of the use of available foreign tax credits at that time.

8. GEOGRAPHIC AND PRODUCT LINE INFORMATION

     The Company adopted SFAS No. 131 in 1998. The Company produces a broad range of assemblies and modules for vehicle body structures and suspension systems for the global automotive industry and operates in a single reportable business segment, automotive products. However, because of the similar economic characteristics of the operations, including the nature of products, production processes and customers, those operations have been aggregated for segment reporting purposes.

     The following is a summary of revenues and long-lived assets by geographic location (in thousands):

                                                   YEARS ENDED DECEMBER 31,
                          ---------------------------------------------------------------------------
                                   1999                      1998                      1997
                          -----------------------   -----------------------   -----------------------
                                       LONG-LIVED                LONG-LIVED                LONG-LIVED
                           REVENUES      ASSETS      REVENUES      ASSETS      REVENUES      ASSETS
                          ----------   ----------   ----------   ----------   ----------   ----------
North America...........  $2,042,998   $1,034,745   $1,752,149    $785,720    $1,194,196    $693,896
Other foreign
  countries.............     127,005       58,082       84,330      47,356        41,633      20,203
                          ----------   ----------   ----------    --------    ----------    --------
                          $2,170,003   $1,092,827   $1,836,479    $833,076    $1,235,829    $714,099
                          ==========   ==========   ==========    ========    ==========    ========

     Revenues are attributed to geographic locations based on the location of specific production.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The following is a summary of the approximate composition by product category of the Company's revenues:

                                                         YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1999         1998         1997
                                                   ----------   ----------   ----------
Structural components............................  $1,605,040   $1,520,498   $1,080,599
Suspension components............................     244,433      179,935      133,229
Modular assemblies...............................     208,700      136,046       22,001
Class A surfaces.................................     111,830           --           --
                                                   ----------   ----------   ----------
                                                   $2,170,003   $1,836,479   $1,235,829
                                                   ==========   ==========   ==========

     The Company sells its products directly to automotive manufacturers. Following is a summary of customers that accounted for more than 10 percent of consolidated revenues in any of the three years in the period ended December 31, 1999:

                                                              1999   1998   1997
                                                              ----   ----   ----
Ford........................................................   38%    40%    48%
DaimlerChrysler.............................................   29     27     19
General Motors..............................................   10     10     13

     Receivables from these customers represented 65 percent of total accounts receivable at December 31, 1999 and 60 percent of total accounts receivable at December 31, 1998.

9. EMPLOYEE BENEFIT PLANS:

     The Company sponsors various pension and other postretirement benefit plans for its employees. The Company has adopted SFAS No. 132 -- Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS No. 132). SFAS No. 132 is intended to standardize certain footnote disclosure requirements for pensions and other retirement benefits.

  Retirement Plans:

     The Company contributes to a union sponsored multi-employer pension plan providing defined benefits to certain Michigan hourly employees. Contributions to the pension plan are based on rates set forth in the Company's union contracts. The expense related to this plan was $0.8 million for the year ended December 31, 1999, $0.7 million for the year ended December 31, 1998 and $0.8 million for the year ended December 31, 1997. The plan was substantially fully funded as of the latest valuation date.

     Beginning in 1999, the Company also contributes to a union sponsored multiemployer pension plan providing defined benefits for certain hourly employees of the Milwaukee facility. Expense relating to this plan was $1.3 million for the year ended December 31, 1999. Expense is determined based on contractual rates with the union.

     The Company also maintains a qualified profit sharing retirement plan and 401(k) employee savings plan covering certain salaried and hourly employees. The expense related to these plans was $9.7 million during 1999, $5.1 million during 1998 and $4.3 million during 1997.

     The Company sponsors a 401(k) employee savings plan covering certain union employees. The Company matches a portion of the employee contributions made to this plan. The expense under this plan in each of the three years in the period ended December 31, 1999 was not material.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The Company's UAW Retirement Income Plan covers substantially all union employees at its Kalamazoo and Bluffton facilities. The Company's Tower Automotive Pension Plan covers substantially all of the employees at its APC facilities. The Company's Tower Automotive UAW Local 1560 Retirement Income Plan, Tower Automotive Sebewaing Industries, Inc. Local 111 AIW-AFL-CIO, Tower Automotive Active and Affiliates Employees Retirement Income Plan, and the Tower Automotive United Paperworkers International Union Local 7628, covers substantially all of the employees at its Active facilities. The Tower Automotive UAW Local 1560 Retirement Income Plan and the Tower Automotive Active and Affiliates Plan was merged with the Tower Automotive Pension Plan at December 31,1999. Benefits under the plans are based on years of services. Contributions by the Company are intended to provide not only for benefits attributed to service to date, but also for those benefits expected to be earned in the future. The Company's funding policy is to contribute annually the amounts sufficient to meet the higher of the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 or the minimum funding requirements under the Company's union contracts.

     The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the defined benefit pension plans (in thousands):

     Reconciliation of fair value of plan assets

                                                               1999      1998
                                                              -------   ------
Fair value of plan assets at the beginning of the year......  $ 9,096   $3,502
Actual return on plan assets................................    3,571    1,143
Acquisitions................................................   41,837       --
Employer contributions......................................   15,487    4,712
Benefits paid...............................................   (1,725)    (261)
                                                              -------   ------
          Fair value of plan assets at the end of the
            year............................................  $68,266   $9,096
                                                              =======   ======

     Change in Benefit Obligations

                                                               1999      1998
                                                              -------   -------
Benefit obligations at the beginning of the year............  $37,794   $ 8,376
Service cost................................................   11,350     6,899
Interest cost...............................................    4,702     1,065
Plan amendments.............................................    7,141    18,786
Actuarial (gains) losses....................................   (7,647)    2,928
Acquisitions................................................   47,667        --
Benefits paid...............................................   (1,725)     (261)
                                                              -------   -------
          Benefit obligations at the end of the year........  $99,282   $37,793
                                                              =======   =======

     Funded Status Reconciliation

                                                                1999       1998
                                                              --------   --------
Funded status...............................................  $(31,016)  $(28,697)
Unrecognized transition asset...............................      (129)      (160)
Unrecognized prior service cost.............................    24,584     19,345
Unrecognized actuarial (gains) losses.......................    (6,579)     1,861
                                                              --------   --------
          Net amount recognized.............................  $(13,140)  $ (7,651)
                                                              ========   ========

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     Amounts recognized in the balance sheet as of each year end

                                                                1999       1998
                                                              --------   --------
Prepaid benefit cost........................................  $    125   $    264
Accrued benefit liability...................................   (30,093)   (26,585)
Intangible asset............................................    16,828     18,670
                                                              --------   --------
          Net amount recognized.............................  $(13,140)  $ (7,651)
                                                              ========   ========

     The Tower Automotive Pension Plan was the only pension plan with an accumulated benefit obligation in excess of plan assets. The plan's accumulated benefit obligation was $61.2 million at December 31, 1999 and $31.5 million at December 31, 1998. The fair value of the assets was $41.3 million at December 31, 1999 and $4.9 million at December 31, 1998. The Plan was amended effective October 21, 1998 to reflect certain benefit level changes negotiated in connection with the Smith Steel Workers Union contract. The effect of the change on the pension benefit obligation is an increase of $18.7 million of unrecognized prior service cost. The unrecognized prior service cost will be amortized into expense over the remaining working lifetime of the participants affected.

     Benefits for certain of the employees covered by the Tower Automotive Pension Plan were frozen as of July 1, 1999. The frozen benefits were accounted for as a curtailment under the provisions of FAS 88, which resulted in a remeasurement of net periodic benefit cost for the period ending December 31, 1999.

     The following table provides the components of net periodic benefit cost for the plans for the years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                             1999      1998     1997
                                                            -------   ------   ------
Service cost..............................................  $11,350   $6,899   $4,757
Interest cost.............................................    4,702    1,065      250
Expected return on plan assets............................   (2,980)    (263)    (237)
Amortization of transition asset..........................      (31)     (31)     (31)
Amortization of prior-service cost........................    1,902      393       69
Amortization of net (gains) losses........................      202       (1)      (2)
                                                            -------   ------   ------
          Net periodic benefit cost.......................  $15,145   $8,062   $4,806
                                                            =======   ======   ======

     The assumptions used in the measurement of the Company's benefit obligation are as follows:

                                                              1999   1998
                                                              ----   ----
Weighted-average assumptions of each year end:
  Discount rate.............................................  8.1%   7.0%
  Expected return on plan assets............................  9.5%   8.0%
  Rate of compensation increase.............................  4.5%   4.5%

  Postretirement Plans

     The Company provides certain medical insurance benefits for retired employees. Certain employees of the Company are eligible for these benefits if they remain employed until age 55 or 59 and fulfill other eligibility requirements specified by the plans. Certain retirees between the ages of 55 and 62 must contribute 100 percent of the group rate for active employees. No contributions are required for retirees 62 or older. Benefits are continued for dependents of eligible retiree participants after the death of the retiree.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the retiree medical plans, (in thousands):

     Reconciliation of fair value of plan assets

                                                               1999      1998
                                                              -------   -------
Fair value of plan assets at the beginning of the year......  $    --   $    --
Employer contributions......................................    9,834     7,564
Benefits paid...............................................   (9,834)   (7,564)
                                                              -------   -------
          Fair value of plan assets at the end of the
             year...........................................  $    --   $    --
                                                              =======   =======

     Change in Benefit Obligations

                                                                1999       1998
                                                              --------   --------
Benefit obligations at the beginning of the year............  $104,735   $ 95,466
Service cost................................................     1,511      1,609
Interest cost...............................................     8,023      6,963
Actuarial losses............................................     6,703      8,261
Acquisitions................................................     6,212         --
Benefits paid...............................................    (9,834)    (7,564)
                                                              --------   --------
          Benefit obligations at the end of the year........  $117,351   $104,735
                                                              ========   ========

     Funded Status Reconciliation

                                                                1999        1998
                                                              ---------   ---------
Funded status...............................................  $(117,351)  $(104,735)
Unrecognized actuarial losses...............................     12,287       6,110
                                                              ---------   ---------
          Net amount recognized.............................  $(105,064)  $ (98,625)
                                                              =========   =========

     Amounts recognized in the balance sheet as of each year end

                                                                1999        1998
                                                              ---------   --------
Accrued benefit liability...................................  $(105,064)  $(98,625)
                                                              =========   ========

     The following table provides the components of net periodic benefit cost for the plans for years ended December 31, 1999, 1998 and 1997 (in thousands):

                                                             1999      1998     1997
                                                            -------   ------   ------
Service cost..............................................  $ 1,511   $1,609   $1,178
Interest cost.............................................    8,023    6,963    4,876
Amortization of net (gain) loss...........................      477      (81)    (132)
                                                            -------   ------   ------
Net periodic benefit cost.................................  $10,011   $8,491   $5,922
                                                            =======   ======   ======

     The discount rate used to measure the Company's post retirement medical benefit obligation was 8.1 percent in 1999 and 7.0 percent in 1998.

     For measurement purposes, an 8.0 percent annual rate of increase in per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.5 percent for 2005 and remain at that level thereafter.

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

     Assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement medical plans. A one percent change in assumed health care costs trend rates would have the following effects:

                                                                 1%         1%
                                                              INCREASE   DECREASE
                                                              --------   --------
Effect on total service and interest cost components........   $  371    $  (304)
                                                               ======    =======
Effect on the accumulated benefit obligation................   $4,389    $(3,854)
                                                               ======    =======

10. COMMITMENTS

  Leases

     The Company leases office and manufacturing space and certain equipment under lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1999 under these leases are as follows (in thousands):

YEAR                                                          OPERATING   CAPITAL
----                                                          ---------   -------
2000........................................................   $14,040    $12,240
2001........................................................    13,795      8,025
2002........................................................    12,372      8,291
2003........................................................     6,699      9,124
2004........................................................    10,922         --
Thereafter..................................................    41,439         --
                                                               -------    -------
Total minimum lease payments................................   $99,267     37,680
                                                               =======
Less-amount representing interest...........................                4,759
                                                                          -------
Present value of minimum lease Payments.....................              $32,921
                                                                          =======

     Total rent expense for all operating leases totaled $15.0 million, $19.0 million and $20.7 million in 1999, 1998 and 1997, respectively.

     Rent commitments associated with acquired facilities which will not be utilized by the Company have been excluded from the above amounts and were provided for in the recording of the related acquisition, as discussed in Note 5.

  Litigation

     The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company's financial position and statements of operations.

11. RELATED PARTY TRANSACTIONS

     The Company has made payments to Hidden Creek Industries, an affiliate of the Company, for certain acquisition related and other management services totaling $3.1 million during 1999, $2.9 million during 1998 and $3.3 million during 1997.

12. EVENT SUBSEQUENT TO YEAR-END

     During the first quarter of 2000, the Company acquired all of the outstanding shares of Dr. Meleghy GmbH & Co. KG Werkzeugbau und Presswerk, Bergisch Gladbach ("Dr. Meleghy") for approximately

                    TOWER AUTOMOTIVE, INC. AND SUBSIDIARIES

$86.4 million. Dr. Meleghy designs and produces structural stampings, assemblies, exposed surface panels and modules to the European automotive industry. Dr. Meleghy also designs and manufactures tools and dies for use in their production and for the external market. Dr. Meleghy operates three facilities in Germany and one facility in both Hungary and Poland. Dr. Meleghy's main customers include DaimlerChrysler, Audi, Volkswagen, Ford, Opel, and BMW. Products offered by Dr. Meleghy include body side panels, floor pans assemblies, and miscellaneous structural stampings. The Company may pay an additional $38 million if certain operating targets are met. The acquisition was financed under the Company's revolving credit facility.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a condensed summary of quarterly results of operations for 1999 and 1998. The sum of the per share amounts for the quarters do not equal the total for the years due to the effects of rounding (in thousands except per share amounts):

                                                                        BASIC      DILUTED
                                     GROSS     OPERATING     NET      EARNINGS    EARNINGS
                        REVENUES     PROFIT     INCOME      INCOME    PER SHARE   PER SHARE
                       ----------   --------   ---------   --------   ---------   ---------
1999:
  First..............  $  498,572   $ 79,447   $ 53,577    $ 28,076     $0.60       $0.51
  Second.............     530,680     87,029     58,704      32,628      0.69        0.58
  Third..............     536,152     82,301     48,468      23,741      0.50        0.44
  Fourth.............     604,599     98,123     64,398      32,643      0.70        0.58
                       ----------   --------   --------    --------     -----       -----
                       $2,170,003   $346,900   $225,147    $117,088     $2.50       $2.10
                       ==========   ========   ========    ========     =====       =====
1998:
  First..............  $  457,129   $ 63,189   $ 38,785    $ 18,820     $0.41       $0.37
  Second.............     465,874     70,854     46,720      23,746      0.51        0.46
  Third..............     444,851     66,989     39,525      18,266      0.40        0.36
  Fourth.............     468,625     73,280     50,641      27,208      0.59        0.50
                       ----------   --------   --------    --------     -----       -----
                       $1,836,479   $274,312   $175,671    $ 88,040     $1.91       $1.68
                       ==========   ========   ========    ========     =====       =====

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